EXHIBIT 2.3

AMENDMENT NO. 1 TO
ASSET PURCHASE AGREEMENT

This Amendment No. 1 (this “Amendment”) to that certain Asset Purchase Agreement (the “Purchase Agreement”), dated November 17, 2015, by and among Intelligent IT, Inc., a Delaware corporation (“U.S. Purchaser”), Acrodex Inc., an Alberta corporation (“Canadian Purchaser” and, together with U.S. Purchaser, “Purchaser”), PCM, Inc., a Delaware corporation and the ultimate parent of Purchaser (“PCM”), Systemax Inc., a Delaware corporation (“Systemax”), and TigerDirect, Inc., a Florida corporation, TigerDirect CA, Inc., a corporation organized under the laws of Ontario, Canada, Global Gov/Ed Solutions, Inc., a Delaware corporation, Infotel Distributors Inc., a Delaware corporation, Tek Serv Inc., a Delaware corporation, Global Computer Supplies, Inc., a New York corporation, SYX Distribution Inc., a Delaware corporation, SYX Services Inc., a Delaware corporation, SYX North American Tech Holdings, LLC, a Delaware limited liability company, Software Licensing Center, Inc., a Florida corporation, and Pocahontas Corp., a Delaware corporation (individually a “Seller” and collectively “Sellers”) is made and entered into as of December 1, 2015 by and among Purchaser, PCM, Systemax and Sellers. Capitalized terms used but not defined in this Amendment shall have the meaning ascribed to such terms in the Purchase Agreement.

1. Clarification Regarding Section 1.1(b). For purposes of clarity, clause (iii) of Section 1.1(b) of the Purchase Agreement shall be subject in all respects to Section 1.6 of the Purchase Agreement, Section 8.14 of the Purchase Agreement (as amended hereby) and the terms and conditions of the other Transaction Agreements.

2. Amendment to Schedule 1.1(e). All references to “Verizon” and related agreements in column “Carrier MPLS” under the heading “Telephony/Connectivity” on Schedule 1.1(e) to the Purchase Agreement shall be deleted in their entirety.

3. Addition of Section 1.6(c). A new Section 1.6(c) shall be added to the Purchase Agreement and shall read in full as follows:

“(c) Notwithstanding anything contained in this Agreement to the contrary, title to that certain Master Lease Agreement No. 16086, dated July 2, 2014, by and between EMC Corporation and SYX Services Inc. and related assets, including without limitation, the EMC database and related hardware and software (collectively, the “EMC Assets”) shall be transferred to Purchaser on the Closing Date, but possession and use of the EMC Assets shall remain with the Sellers until February 15, 2016. Purchaser hereby grants to Sellers a nonexclusive, irrevocable, non-sublicenseable, non-transferable, fully-paid and royalty-free license to use the EMC Assets, subject to the terms and conditions of the Noncompetition Agreement, solely (i) for purposes of selling through Sellers’ inventory until February 15, 2016, (ii) for purposes of winding up Sellers’ accounts through December 31, 2016 and (iii) for financial reporting, Tax audits, unclaimed property inquiries, other record keeping purposes and customer service through December 31, 2016. Notwithstanding the foregoing, until the Website Cutover Date, the Sellers shall allow complete and unrestricted access to and use of the EMC Assets for Purchaser’s operation of its business to (i) all Transferred Employees, (ii) all training, credit and customer service personnel of Purchaser and its Affiliates, and (iii) any additional mutually agreeable personnel requested by Purchaser, which consent shall not be unreasonably withheld by Sellers. Sellers shall use reasonable commercial efforts to reduce their use of and to migrate off of the EMC Assets. Until the earlier of such migration or December 31, 2016, Purchaser shall maintain such agreement and not take any action (or fail to take any action) within its reasonable control which may result in any termination or reduction of the EMC Assets or the aforesaid agreement.”

4. Amendment of Section 8.13. Clause (iii) of Section 8.13 of the Purchase Agreement shall be amended and restated to read in full as follows:

“(iii) for financial reporting, Tax audits, unclaimed property inquiries, other record keeping purposes and customer service;”

5. Amendment and Restatement of Section 8.14. Section 8.14 of the Purchase Agreement shall be amended and restated to read in full as follows:

“8.14. Sellers Delivery of Systems. Promptly following the date hereof, Sellers shall engage AgilOne to segment the NATG United States customer files into B2B Customer files and Consumer Customer files, based upon AgilOne’s criteria set forth on Schedule 8.14. Such United States customers shall be collected from MACS, PCS, Responsys, .net websites, Einstein, old CRM, and such other databases or sources of Seller known to contain customer files (collectively, the “Source Databases”). Upon Closing, Sellers shall deliver to Purchaser a directly importable MACS file of Sellers’ customer accounts which are or have been managed by any current or former Systemax NATG business employee as reflected in MACS, in a format intended to directly function in a compatible manner with and in Purchaser’s MACS system. Further, upon Closing, Sellers shall also deliver to Purchaser in a reasonably accessible electronic file format transferred via FTP (i) a copy of all B2B customer master data in Sellers’ old CRM and PCS and (ii) a copy of the NATG email lists that are indicated or defined in Responsys as commercial related customers and prospects along with corresponding suppression list that are associated with such customer or prospects lists. On or before December 11, 2015, Sellers shall deliver the United States B2B Customer files (other than the B2B Customer files identified by applying the criteria marked with an asterisk on Schedule 8.14) in a reasonably accessible electronic file format transferred via FTP. On or before December 24, 2015, Sellers shall additionally deliver the United States B2B Customer files identified by applying the criteria marked with an asterisk on Schedule 8.14 in a reasonably accessible electronic file format transferred via FTP. Moreover, upon the Closing and until 10 calendar days following the delivery of the file applying the asterisked criteria, Sellers shall make available to Purchaser the Consumer Customer files for on screen inspection by Purchaser or its representatives at a Systemax designated office to complete such inspection to determine whether AgilOne did not include B2B Customers in the Consumer Customer files, and shall advise Sellers of any concerns as a result of its inspection within such 10 calendar day period. Promptly following such inspection, Seller shall make duplicate copies of the Source Databases to the extent possible (the “Database Copies”) and shall retain the Database Copies intact for a period of one year following the Closing. Following such duplication, Seller shall commence the process of purging the Consumer Customers from the production Source Databases. If Purchaser determines at any time that any B2B Customer data has not been provided to Purchaser, the Seller shall use commercially reasonable efforts to find and/or recover any such B2B customer data and promptly provide such B2B customer data to Purchaser. At the Website Cutover Date, Seller shall discontinue the Consumer Customer purging process and shall deliver to Purchaser the production Source Databases and an operational and functional instance of MACS, Einstein and the Website. If such instances are not disconnected from SAP and PCS, the Sellers will continue to satisfy their obligations under Service Schedule No. 1, Section 4(b) of the Transition Services Agreement. If prior to February 15, 2016, Purchaser exercises its Option to acquire the US Consumer Customer Data, Sellers shall immediately stop the Consumer Customer purging and provide all US consumer data to Purchaser along with the Database Copies. If following February 15, 2016, Purchaser exercises its Option to acquire the US Consumer Customer Data, Sellers shall provide all US consumer data to Purchaser along with the Database Copies.”

6. Amendment and Restatement of Schedule 8.14. Schedule 8.14 to the Purchase Agreement shall be amended and restated in full as set forth in folder 2.9 of the virtual data room hosted by Merrill Corporation and named “Saturn martinwolf,” as it exists on the date of this Amendment.

7. Clarification Regarding Section 9.1(a). For purposes of clarity, the third sentence of Section 9.1(a) of the Purchase Agreement shall not negate or modify, and is subject to Purchaser’s assumption of the Assumed Liabilities for accrued vacation and paid-time-off of any Transferred Employees who become employees of Purchaser or an Affiliate of Purchaser on or promptly following the Closing Date, all as set forth in Section 1.3(b) of the Purchase Agreement. Schedule 9.1(a) to the Purchase Agreement shall be amended to append the data set forth in folder 2.9 of the virtual data room hosted by Merrill Corporation and named “Saturn martinwolf,” as it exists on the date of this Amendment.

8. Continued Validity of Purchase Agreement. Except as specifically amended hereby, the Purchase Agreement shall remain in full force and effect as originally constituted.

9. Entire Agreement. This Amendment embodies the entire understanding between the parties with respect to the subject matter hereof and can be modified only by a written instrument executed by all parties.

10. Incorporation of Miscellaneous Provisions. This Amendment shall be subject to the miscellaneous provisions contained in Article 11 of the Purchase Agreement, which are hereby incorporated by reference herein, mutatis mutandis.

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IN WITNESS WHEREOF, the parties have caused this Amendment No. 1 to Asset Purchase Agreement to be executed effective as of the date first written above.

INTELLIGENT IT, INC.		PCM, INC.

By:	/s/ Brandon LaVerne	By:	/s/ Frank Khulusi
Name:	Brandon LaVerne	Name:	Frank Khulusi
Title:	President	Title:	Chief Executive Officer

ACRODEX INC.		SYSTEMAX INC.

By:	/s/ Yasmin Jivraj	By:	/s/ Larry Reinhold
Name:	Yasmin Jivraj	Name:	Larry Reinhold
Title:	President	Title:	Chief Financial Officer

TIGERDIRECT, INC.		TEK SERV INC.

By:	/s/ Larry Reinhold	By:	/s/ Larry Reinhold
Name:	Larry Reinhold	Name:	Larry Reinhold
Title:	President	Title:	President

TIGERDIRECT CA, INC.		GLOBAL COMPUTER SUPPLIES, INC.

By:	/s/ Larry Reinhold	By:	/s/ Larry Reinhold
Name:	Larry Reinhold	Name:	Larry Reinhold
Title:	President	Title:	President

GLOBAL GOV/ED SOLUTIONS, INC.		SYX DISTRIBUTION INC.

By:	/s/ Larry Reinhold	By:	/s/ Larry Reinhold
Name:	Larry Reinhold	Name:	Larry Reinhold
Title:	President	Title:	President

INFOTEL DISTRIBUTORS INC.		SYX NORTH AMERICAN TECH HOLDINGS, LLC

By:	/s/ Larry Reinhold	By:	/s/ Larry Reinhold
Name:	Larry Reinhold	Name:	Larry Reinhold
Title:	President	Title:	President

SYX SERVICES INC.		SOFTWARE LICENSING CENTER, INC.

By:	/s/ Larry Reinhold	By:	/s/ Larry Reinhold
Name:	Larry Reinhold	Name:	Larry Reinhold
Title:	President	Title:	President

POCAHONTAS CORP.

By:	/s/ Larry Reinhold
Name:	Larry Reinhold
Title:	President